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                                                                    EXHIBIT 99.2


                               CORVEL CORPORATION
                                  EXCERPTS FROM
                         ANNUAL EARNINGS CONFERENCE CALL
                                   MAY 8, 2003

                       DATE OF TRANSCRIPTION: MAY 12, 2003

Operator:         CorVel wishes to caution you that these statements are only projections and that actual events or results may differ materially. CorVel refers you to the documents the Company files from time to time with the Securities and Exchange
                  Commission, specifically the Company's last Form 10-K and 10-Q filed for the most recent fiscal year and quarter. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements. At this time, all participants are in a listen-only mode. A question-and-answer session will be conducted later in the call with instructions being given at that time. As a reminder, this conference call is being recorded. I would now like to turn the conference over to our host, Mr. Gordon
                  Clemons. Please go ahead, sir.

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Gordon Clemons:   First, I'd like to summarize briefly the quarter and then I'll come back to details in each of the segments. In the quarter we had $74 million in revenue, up about 22% from the same quarter the prior year. Annual revenue was $283 million, up about 20% from the prior year. Earnings per share is up 15% in the quarter and 15% in the fiscal year.

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                  On the business results side, the patient management revenues increased about 11% from the prior year relative.

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                  The provider programs, or PPO and network management area, was up 32% for the year, certainly a strong year for us. Patient management profits were up 20% though from a weak level a year ago, and the provider program profits were up 17% reflecting some of the mix changed in that business as we enter some new segments that do have lower margins. The issues in the product lines I'd say on the patient management side improvement was largely due to market share gains as the unit volumes per customer were probably down in the year, although we don't track that very effectively I would say. Pricing has improved but remains too low and is certainly a problem for us as a business, although I think it's really just a symptom of the fact that we haven't properly differentiated this product.

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                  We've talked in the past a little bit about cash flow, and
                  I'll just run through some of those numbers briefly for you. In the year, EBITDA was a little over $37 million, up from $32 million the prior year. Cash flow, defined as net income plus depreciation, was up to $27 million from $23 million. We had a good year in managing our working capital, so a lot of that flowed through into cash for the business; although in the most recent quarter our accounts receivable outstanding deteriorated a little bit, and we'll be working on that to keep it down. It's still at a good level, but it was up a little more than we'd like. We've had a lot, as I mentioned, of new things going on in our field operation that is taxing for them. Cash was around $6 million at the end of the quarter. Interest income, which we used to talk about a little bit, is as you can appreciate negligible these days. We don't have much cash and nobody pays us much to have it.

                  Stock repurchases in the quarter were around $4 million. We dropped shares outstanding about 81,000. Hard shares were 10,625,000 and weighted shares were 10,951,000, so we've dropped that below the 11 million mark -- which was one of our milestones we were pointing to -- up to about 5.2 million shares that were repurchased since we began that program in 1997.

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                  At that point, I'd like to conclude my prepared remarks and open this up to questions from people on the call, Sherette, if you'll take over at this point.


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Operator:         Ladies and gentlemen, we will now begin the
                  question-and-answer session.

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Richard Glass:    Nice quarter. Do you want to give us the breakdown in terms of the margins between divisions and what's going on there in terms of the changes as well?

Gordon Clemons:   Yes. The revenues in the patient management segment were about
                  $33.4 million in the quarter, which was a little above our expectations. It was up 4.5% sequentially year over year, up
                  11.3%. The margins there were 10.4%, which was down slightly from the prior quarter and down from a little higher level a year ago. I think the economy affected that area, but nonetheless it continues to improve a little bit for us and year over year certainly is contributing more to profits than it was. Provider programs we did $40.6 million, which was actually down 1% from the prior quarter which was exceptionally strong -- we had some year-end work that we did for a couple of people -- but nonetheless was up 32% from the prior year, and the profits were up 17.4% from the prior year.
                  It ran around 24% field profit margin in the quarter, which has been blended down by some new services from the numbers that were closer to 30% maybe three years ago, but nonetheless
                  I'd say that the individual components of that are still running similar margins and that area remains kind of the core of our business. So those are I think the two segments that we break out.

Richard Glass:    Okay. Can you, just for clarification, you bought back 81,000 shares for $4 million?

Gordon Clemons:   No, no.

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                  I think we reduced the weighted shares by 81,000.

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                  We repurchased 122,000 shares in the quarter at an average price of $33.40, for $4,067,000. So that netted down -- we have some options exercising every quarter, so there's always some netting down -- and then of course the weighting changes based on the price, although the price in the marketplace has been pretty flat.

Richard Glass:    Okay. And what was the SG&A? What did that look like?

Gordon Clemons:   The SG&A was pretty much dead flat with the prior quarter at
                  $6,275,000, which is 8.5% of revenue. We historically have wanted to keep that near 8%. We ran a little higher this last year as we had some strong operations, and we continue to be investing in software at a little higher pace than we had been.

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Richard Glass:    Okay. Can you give us a little more color on these direct care networks that you said are included? Have they not been included at all, or are you just kind of highlighting them now? And is that lower margin business or is that better business? Can you give us some insight there?

Gordon Clemons:   Yes, the directed care networks run lower margins and are new to CorVel. We've been in some small segments of that over the years, but they are growing in popularity in our marketplace.

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Richard Glass:    Okay. And can you tell us what the numbers were in the DSOs?

Gordon Clemons:   Well, the DSO was around 55 days I think, maybe a little over that, and was up from the mid-53's at the end of the year.

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Operator:         This concludes our conference call for today. Thank you for your participation. Please disconnect at this time.